As filed with the Securities and Exchange Commission on September 30, 2009
Registration No. 333-159580

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN DG ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	1711	04-3569304
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

American DG Energy Inc.
45 First Avenue
Waltham, MA 02451
781-622-1120
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
John N. Hatsopoulos	Edwin L. Miller Jr.
Chief Executive Officer	Sullivan & Worcester LLP
American DG Energy Inc.	One Post Office Square
45 First Avenue	Boston, MA 02109
Waltham, MA 02451	Tel: (617) 338-2800/Fax: (617) 338-2880
(781) 622-1120/Fax: (781) 622-1027
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered [1]	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [2,3]
Common Stock	22,308,871	$2.90	$64,695,725	$3,610

1 Pursuant to Rule 429(b) under the Securities Act, 2,000,000 unsold shares of common stock previously registered under registration statement No. 333-142008 beneficially owned by In Holdings Corp. are being carried forward to this registration statement. The shares being registered hereby consist of 17,496,966 outstanding shares, 4,761,905 shares issuable upon conversion of convertible securities and 50,000 shares issuable upon the exercise of warrants.

2 Estimated solely to calculate the registration fee in accordance with Rule 457 under the Securities Act. The fee paid with the registration statement as originally filed was based on the closing price of the common stock on the OTC Bulletin Board on May 28, 2009. An additional 2,201,263 shares are registered hereby. The fee for the incremental shares is based on the average of the high and low sales prices of the common stock on the OTC Bulletin Board on September 1, 2009.

3 $3,344 of the registration fee was paid with the original filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated September 30, 2009

PROSPECTUS

22,308,871 Shares of Common Stock

We are registering for resale pursuant to this prospectus shares of our outstanding common stock, shares issuable upon conversion of outstanding convertible debentures and shares issuable upon exercise of outstanding warrants, other than shares that may be sold without restriction pursuant to Rule 144.

Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “ADGE”. The last reported sale price of our common stock on September 29, 2009 was $2.96 per share.

Included in the aggregate number of shares are: 17,496,966 outstanding shares of common stock; 4,761,905 shares issuable upon conversion of outstanding convertible debentures, and 50,000 shares issuable upon exercise of warrants. The selling stockholders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. Our shares of common stock are traded in the Over-the-Counter Bulletin Board electronic quotation service.

We will not receive any of the proceeds from the offer and sale of the shares. If the warrants related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive aggregate proceeds from such exercises of $150,000. If the options related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive aggregate proceeds from such exercises of $202,000. If the rights to purchase shares of common stock pursuant to our private placement of July 24, 2009, are exercised in full, we will receive aggregate proceeds from such exercises of $5,155,818. We will pay the expenses of this offering.

Our business and an investment in our common stock involve significant risks.  You should refer to the factors described in the section called “Risk Factors” contained in our Annual Report on Form 10-K, page 10, for our 2008 fiscal year that has been incorporated by reference in this prospectus. See page 2 for the reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2009

TABLE OF CONTENTS

About this Prospectus	2
Incorporation by Reference	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	3
About the Company	4
Dividend Policy	4
Use of Proceeds	4
Determination of Offering Price and Market Data	4
Selling Stockholders	5
Plan of Distribution	10
Experts	10

ABOUT THIS PROSPECTUS

In this prospectus, references to the “company,” “we,” “us,” “our,” and “registrant” refer to American DG Energy Inc.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

INCORPORATION BY REFERENCE

We have filed the following documents with the SEC, which are incorporated herein by reference:

•	The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 20, 2009 (File No. 000-52294).

•	The company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 14, 2009 (Commission No. 000-52294).

•	The company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the Commission on August 14, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on February 26, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on March 4, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on April 27, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on May 14, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on July 27, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on August 12, 2009 (Commission No. 000-52294).

•	The company’s current report on Form 8-K filed with the Commission on September 2, 2009 (Commission No. 000-52294).

•
The description of the Common Stock set forth in the company’s registration statement on Form 10-SB filed with the SEC under the Securities Exchange Act of 1934, or the Exchange Act, including any amendments or reports filed for the purpose of updating such description (File No. 000-52294)

•	The company’s Proxy Statement for the company’s 2009 Annual Meeting of Stockholders, filed with the SEC on April 29, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and accordingly we file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

 In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s database system called EDGAR. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings may be examined without charge by accessing the EDGAR database at www.sec.gov and on our own website at www.americandg.com. Our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

            Requests for such documents should be addressed in writing or by telephone to: Anthony S. Loumidis, Chief Financial Officer, American DG Energy Inc., 45 First Avenue, Waltham, MA 02451, Phone: (781) 622-1117.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events.  Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section called “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE COMPANY

We distribute and operate on-site cogeneration systems that produce both electricity and heat. Our business is to own the equipment that we install at customers’ facilities and to sell the energy produced by these systems to the customers on a long-term contractual basis. We call this business the American DG Energy “On-Site Utility”.

We offer a range of cogeneration systems that are highly reliable and energy efficient. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for on-site processes. We also distribute and operate water chiller systems that operate in a similar manner, except that the engine’s power drives a large air-conditioning compressor while recovering heat for hot water. Cogeneration systems reduce the amount of electricity that the customer must purchase from the local utility and produce valuable heat and hot water for the site to use as required.

The company was incorporated as a Delaware corporation on July 24, 2001. American DG Energy operated as a subsidiary of American Distributed Generation Inc. since 2003, along with Tecogen Inc. In December 2005, American DG Energy merged with American Distributed Generation Inc., and the company then changed its name to American DG Energy Inc. Our principal executive offices are located at 45 First Avenue, Waltham, Massachusetts 02451.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the shares. If the warrants related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive aggregate proceeds from such exercises of $150,000. If the options related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive aggregate proceeds from such exercises of $202,000. If the rights to purchase shares of common stock pursuant to our private placement of July 24, 2009, are exercised in full, we will receive aggregate proceeds from such exercises of $5,155,818. The funds we will receive from the proceeds of exercises of options related to shares of common stock or rights to purchase shares of common stock pursuant to our private placement will be used for installation of additional energy systems and for general corporate purposes.

DETERMINATION OF OFFERING PRICE AND MARKET DATA

Offering Price

The selling stockholders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. We cannot determine what the actual offering price will be at the time of sale.

Market

Our common stock started trading on November 8, 2007 on the OTCBB under the symbol “ADGE”. OTCBB market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. During the period from November 8, 2007 to December 31, 2007, the high price was $1.25 and the low price was $0.83 as reported by the OTCBB. The following table sets forth the high and low per share sales prices for our common stock for each of the quarters in the period beginning January 1, 2008 through June 30, 2009 as reported by the OTCBB.

Quarter Ended	High	Low

March 31, 2008	$1.09	$0.73
June 30, 2008	$1.92	$1.01
September 30, 2008	$2.05	$1.35
December 31, 2008	$2.31	$1.65
March 31, 2009	$2.20	$1.50
June 30, 2009	$3.25	$2.45

The closing price of our common stock as reported on the OTCBB on September 29, 2009 was $2.96.

Holders

As of September 2, 2009, there were approximately 90 holders of record of our common stock. As of September 2, 2009, there were approximately 348 beneficial holders of our common stock.

SELLING STOCKHOLDERS

We are registering for resale pursuant to this prospectus shares of our outstanding common stock, shares issuable upon conversion of outstanding convertible debentures and shares issuable upon conversion or exercise of our outstanding warrants. This prospectus does not cover shares that may be sold without restriction under Rule 144. Included in the aggregate number of shares are: 17,496,966 outstanding shares of common stock; 4,761,905 shares issuable upon conversion of outstanding convertible debentures, and 50,000 shares issuable upon exercise of warrants.

All of the shares of our common stock offered under this prospectus are being sold by the holders thereof and not by the company. All costs, expenses and fees in connection with the registration of the selling stockholders’ shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The relationships among the selling stockholders are: John Hatsopoulos and George Hatsopoulos are brothers.

Each selling stockholder may sell all, none or a portion of the shares offered. We cannot estimate the number of shares of common stock that the selling stockholders will sell pursuant to this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. With respect to selling stockholders that are entities, the individuals who have voting or investment power over the shares, as indicated, disclaim beneficial ownership of the securities except for their pecuniary interest therein.

Percentage ownership calculations are based on shares beneficially owned and shares outstanding as of September 30, 2009. The following table sets forth certain beneficial ownership information with regard to the selling stockholders both before the offering and after the offering as if each shareholder had separately sold all shares registered.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering		Shares Being	After Offering
Selling stockholder	Number	Percentage	Offered (1)	Number	Percentage

John N. Hatsopoulos (2)	9,294,495	24.21%	8,300,000	994,495	2.59%
George N. Hatsopoulos (3)	6,736,418	17.76%	6,217,609	518,809	1.37%
In Holdings Corp. (4)	4,961,905	11.93%	4,961,905	-	*
Nettlestone Enterprises Limited (5)	3,148,140	8.41%	676,190	2,471,950	6.60%
John Hatsopoulos 1989 Family Trust (6)	476,190	1.27%	476,190	-	*
RBC cees Nominees Ltd. B2599/B3957 (7)	357,143	*	357,143	-	*
RBC cees Nominees Ltd. B2602/B3923 (8)	250,000	*	250,000	-	*
Global Pensions (9)	250,000	*	250,000	-	*
Jeremy Benjamin	119,048	*	119,048	-	*
Despina B. Theocharakis	100,000	*	100,000	-	*
F.V.A Mellish	100,000	*	100,000	-	*
Bruno Meier	100,000	*	100,000	-	*
Gundyco In Trust for Hans Schopper (10)	100,000	*	100,000	-	*
Daniel Barnett (11)	50,000	*	50,000	-	*
Kenneth G. Eisner	50,000	*	50,000	-	*
Edward Miller (12)	140,000	*	40,000	100,000	*
Charles T. Maxwell (13)	442,858	1.18%	23,810	419,048	1.12%
David J. Talbot	20,000	*	20,000	-	*
John E. Shore Generation Skipping Trust (14)	20,000	*	20,000	-	*
Gary David Cunningham	14,286	*	14,286	-	*
Adam C. Schachter (15)	12,500	*	12,500	-	*
First Clearing LLC FBO Nancy Schachter (16)	12,500	*	12,500	-	*
Jo Ellen Spitz	12,000	*	12,000	-	*
Tina Argyropoulos	10,000	*	10,000	-	*
Edward J. Barber	10,000	*	10,000	-	*
Michael Zuk (17)	8,000	*	8,000	-	*
Mehdi Sunderji	7,500	*	7,500	-	*
Anthony Jack Smouha	5,000	*	5,000	-	*
Mark Gerstenfeld	4,000	*	4,000	-	*
Santuccio Ricciardi	1,190	*	1,190	-	*

Total	26,813,173		22,308,871

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

1.
Shares beneficially owned by our security holders and offered hereby consist of: 17,496,966 outstanding shares of common stock; 4,761,905 shares issuable upon conversion of outstanding convertible debentures, and 50,000 shares issuable upon exercise of warrants.

2.
Includes: (a) 4,713,570 shares of common stock, par value $0.001 per share held by the John N. Hatsopoulos Qualified Annuity Trust 2008 for which John N. Hatsopoulos is the sole trustee; (b)  3,286,430 shares of common stock, par value $0.001 per share held by John Hatsopoulos and his wife, Patricia Hatsopoulos, as joint tenants with rights of survivorship, each of whom share voting and investment power; (c) 331,400 shares of common stock directly held by Mr. Hatsopoulos; (d) 225,000 shares of common stock that Mr. Hatsopoulos has the right to acquire pursuant to currently exercisable warrants or warrants that become exercisable within 60 days of September 30, 2009; and (e) 738,095 shares of common stock pursuant to currently convertible 8% senior debentures. This amount does not include 476,190 shares purchased on April 23, 2009, held in the John Hatsopoulos 1989 Family Trust for the benefit of Mr. and Mrs. Hatsopoulos’s adult children, for which Paris Nikolaidis is the sole trustee. Mr. Hatsopoulos disclaims beneficial ownership of the shares held by this trust.

3.
Includes: (a) 500,000 shares of common stock, par value $0.001 per share held by George Hatsopoulos and his wife, Daphne Hatsopoulos, as joint tenants, each of whom share voting and investment power; (b) 5,737,609 shares of common stock directly held by Mr. Hatsopoulos; (c) 225,000 shares of common stock that Mr. Hatsopoulos has the right to acquire pursuant to currently exercisable warrants or warrants that become exercisable within 60 days of September 30, 2009; and (d) 273,809 shares of common stock pursuant to currently convertible 8% senior debentures. This amount does not include 2,272,391 shares held in the 1994 Hatsopoulos Family Trust for the benefit of Mr. and Mrs. Hatsopoulos’s adult children, for which Daphne Hatsopoulos is the sole trustee. Mr. Hatsopoulos disclaims beneficial ownership of the shares held by this trust.

4.
Includes: (a) 795,238 shares of common stock, par value $0.001 per share directly held by In Holdings Corp.; and (b) 4,166,667 shares of common stock that In Holdings Corp. has the right to acquire pursuant to currently convertible 8% senior debentures. Mr. Konstantinos Samaras exercises sole voting and/or dispositive power with respect to the shares of common stock that In Holdings Corp. holds or has the right to acquire pursuant to currently convertible 8% senior debentures. In Holdings Corp’s address is: Calle 50 No. 2, Edif Universal Planta Baja, Apartado 0816-02580, Republic of Panama.

5.
Includes 3,148,140 shares of common stock, par value $0.001 per share held by Nettlestone Enterprises Limited. The address of Nettlestone Enterprises Limited is P.O. Box 665 Roseneath, The Grange, St. Peter Port, Guernsey GY1-3SJ, Channel Islands. Messrs. M.T.R Betley, M.S Heyworth and J.R Plimley are the Directors of the company and may be deemed to exercise voting and/or dispositive power with respect to these shares.

6.
Includes 476,190 shares of common stock, par value $0.001 per share purchased on April 23, 2009, held in the John N. Hatsopoulos 1989 Family Trust for the benefit of Mr. and Mrs. Hatsopoulos’s adult children, for which Mr. Paris Nikolaidis is the sole trustee. Mr. Hatsopoulos disclaims beneficial ownership of the shares held by this trust.

7.
Includes 357,143 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held by RBC cees Nominees Ltd. B2599/B3957. The address of RBC cees Nominees Ltd. is 19-21 Broad Street, St. Hellier, Jersey JE1 3PB, Channel Islands. Messrs. Jamie Dean and S.E McArthur-Wareing are the the authorised signatories of the company and may be deemed to exercise voting and/or dispositive power with respect to these shares.

8.
Includes 250,000 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held by RBC cees Nominees Ltd. B2602/B3923. The address of RBC cees Nominees Ltd. is 19-21 Broad Street, St. Hellier, Jersey JE1 3PB, Channel Islands. Messrs. Jamie Dean and S.E McArthur-Wareing are the the authorised signatories of the company and may be deemed to exercise voting and/or dispositive power with respect to these shares.

9.
Includes 250,000 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held by Global Pensions. The address of Global Pensions c/o London Capital Asset Management is 4 Triton Square, Regent’s Place, London NW1 3HG, United Kingdom for the benefit of Mr. Costas Kaplanis. The Directors of Global Pensions are the London and Capital Satellite Board and may be deemed to exercise voting and/or dispositive power with respect to these shares.

10.
Includes 100,000 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held by Gundyco In Trust for Hans Schopper AC# 500-01915-27. The address of Gundyco c/o CIBC Wood Gundy is 1, Place Ville Marie, Suite 4125, Montreal QC, H3B 3P9, Canada, for the benefit of Mr. Schopper, for which Mr. Schopper is the sole trustee.

11.	Includes a warrant to purchase 50,000 shares of common stock issued on February 24, 2009, to Daniel Barnett, exercisable within 60 days of September 30, 2009.

12.	Includes 40,000 shares of restricted common stock, granted to Edward Miller, an employee, by permitting him to purchase an aggregate of 40,000 shares of common stock at a price of $0.001 per share.

13.
Includes: (a) 223,810 shares of common stock par value $0.001 per share; (b) options to purchase 100,000 shares of common stock, exercisable within 60 days of September 30, 2009; and (c) 119,048 shares of common stock pursuant to currently convertible 8% senior debentures.

14.
Includes 20,000 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held in the John E. Shore Generation Skipping Trust for the benefit of Mr. Shore, for which Mr. Shore is the sole trustee.

15.
Mr. Adam Schachter is affiliated with Wells Fargo Advisors. The seller purchased the securities to be resold in the ordinary course of business and at the time of the purchase, the seller had no agreements or understandings directly or indirectly, with any person to distribute the securities.

16.
Includes 12,500 shares of common stock, par value $0.001 per share purchased on July 24, 2009, held in a retirement account by First Clearing LLC FBO Nancy Schachter for the benefit of Mrs. Schachter for which Mrs. Schachter is the sole trustee. Mrs. Schachter is affiliated with Wells Fargo Advisors. The seller purchased the securities to be resold in the ordinary course of business and at the time of the purchase, the seller had no agreements or understandings directly or indirectly, with any person to distribute the securities.

17.
Mr. Michael Zuk is affiliated with Oppenheimer & Co. and the seller purchased the securities to be resold in the ordinary course of business. The seller purchased the securities to be resold in the ordinary course of business and at the time of the purchase, the seller had no agreements or understandings directly or indirectly, with any person to distribute the securities.

There are no family relationships among members of our Board or our executive officers, other than Dr. George N. Hatsopoulos and Mr. John N. Hatsopoulos who are brothers. Other than Dr. George N. Hatsopoulos, the company’s Chairman of the Board, John N. Hatsopoulos, the company’s Chief Executive Officer and director, and Charles T. Maxwell, a director of the company, none of the selling stockholders has held any position or office, or had any other material relationship with the company within the past three years.

ACQUISITION TRANSACTIONS

A description of the transactions pursuant to which the shares registered hereby were acquired by the selling shareholders is as follows.

In July 2001 the company issued to John N. Hatsopoulos 3,900,000 shares of common at a price of $0.0007 per share associated with the founding of the company. In November 2000, John N. Hatsopoulos was also issued 3,900,000 shares of common stock at a price of $0.07 per share associated with the founding of Tecogen Inc., which later merged with the company. In April 2006 the company converted $350,000 of short-term notes payable to John N. Hatsopoulos into 500,000 shares of common stock at a price of $0.70 per share. The form of the subscription agreement pursuant to which the shares were sold is filed herewith as Exhibits 10.13.

In July 2001 the company issued to Dr. George N. Hatsopoulos 3,900,000 shares of common at a price of $0.0007 per share associated with the founding of the company. In November 2000, Dr. George N. Hatsopoulos was also issued 1,627,609 shares of common stock at a price of $0.07 per share associated with the founding of Tecogen Inc., which later merged with the company. In April 2002 the company issued to George N. Hatsopoulos 190,000 shares of common at a price of $0.70 per share via a private placement common stock. The form of the subscription agreement pursuant to which the shares were sold is filed herewith as Exhibit 10.12. In April 2006 the company converted $350,000 of short-term notes payable to George N. Hatsopoulos into 500,000 shares of common stock at a price of $0.70 per share. The form of the subscription agreement pursuant to which the shares were sold is filed herewith as Exhibits 10.14.

In December 2003 and November 2004, the company raised in a private placement $140,000 by selling to In Holdings Corp., a selling shareholder, 200,000 shares of common stock at a price of $0.70 per share. The form of the subscription agreement pursuant to which the shares were sold is filed herewith as Exhibit 10.15. In April and June 2006, the company sold an aggregate of $6,075,000 principal amount of its 8% convertible debentures to an aggregate of 15 persons. The fair market value of the common stock on the date of each closing of the convertible debentures was $0.70 and the conversion price into shares of common stock was $0.84. Total proceeds were approximately $5,425,000. One of the selling shareholders that participated in this transaction was In Holdings Corp. by purchasing a principal amount of $4,000,000, representing 4,761,905 shares of common stock issuable upon conversion of outstanding convertible debentures. See Exhibit 10.11 for the form of the subscription agreement pursuant to which the convertible debentures were issued. On April 6, 2009, In Holdings Corp. converted a principal amount of $500,000 into 595,238 shares of the company’s common stock at a conversion price of $0.84.

In February 2007, the company raised in a private placement $1,505,000 by selling to Nettlestone Enterprises Limited, a selling shareholder, 2,150,000 shares of common stock at a price of $0.70 per share. The form of the subscription agreement pursuant to which the shares were sold is filed herewith as Exhibit 10.16.

In December 2008, the company made a restricted stock grant to Edward Miller, an employee, by permitting him to purchase an aggregate of 40,000 shares of common stock at a price of $0.001 per share. The grant vests 25% per year starting on the first anniversary. The restricted stock grant was issued pursuant to the company’s 2005 Stock Incentive Plan. See Exhibit 10.4 for the form of the plan pursuant to which the restricted shares were granted.

On February 24, 2009, the company sold to Daniel Barnett, one of the selling shareholders, a warrant to purchase shares of common stock for a purchase price of $10,500. The warrant, which expires on February 24, 2012, gives the investor the right but not the obligation to purchase 50,000 shares of the company’s common stock at an exercise price per share of $3.00. See Exhibit 10.17 for the form of the subscription agreement pursuant to which the warrants were sold.

On April 23, 2009, the company raised $2,260,000 in a private placement of 1,076,190 shares of common stock at a price of $2.10 per share. Included in those shares are 476,190 shares to Nettlestone Enterprises Limited, 476,190 shares to The John Hatsopoulos 1989 Family Trust, 23,810 shares to Charles T. Maxwell and 100,000 shares to Despina B. Theocharakis. All investors that participated in the offering are selling shareholders. See Exhibit 10.18 for the form of the subscription agreement pursuant to which the shares were sold.

On July 24, 2009, the company raised $3,492,650 in a private placement of 1,663,167 shares of common stock at a price of $2.10 per share. The company also granted the investors the right to purchase additional shares of common stock at a purchase price of $3.10 per share by December 18, 2009. Included in those shares are 200,000 shares to Nettlestone Enterprises Limited, 607,143 shares to RBC cees Nominees Ltd., 250,000 shares to Global Pensions, 119,048 shares to Jeremy Benjamin, 100,000 shares to F.V.A Mellish, 100,000 shares to Bruno Meier, 100,000 shares to Gundyco In Trust for Hans Schopper, 50,000 shares to Kenneth G. Eisner, 20,000 shares to David J. Talbot, 20,000 shares to John E. Shore Generation Skipping Trust, 14,286 shares to Gary David Cunningham, 12,500 shares to Adam C. Schachter, 12,500 shares to First Clearing LLC FBO Nancy Schachter, 12,000 shares to Jo Ellen Spitz, 10,000 shares to Tina Argyropoulos, 10,000 shares to Edward J. Barber, 8,000 shares to Michael Zuk, 7,500 shares to Mehdi Sunderji, 5,000 shares to Anthony Jack Smouha, 4,000 shares to Mark Gerstenfeld and 1,190 shares to Santuccio Ricciardi. All investors that participated in the offering are selling shareholders. See Exhibit 10.19 for the form of the subscription agreement pursuant to which the shares were sold.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus at prevailing market prices on the OTC Bulletin Board or at privately negotiated prices. We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. Any commission or discount will be negotiated immediately prior to the sale with the broker-dealer or agent. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus. Shares that qualify for unrestricted sale under Rule 144 may not be sold pursuant to this prospectus.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004-1123; tel: 212-509-4000.

EXPERTS

The financial statements of American DG Energy Inc. as of December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this registration statement have been so incorporated in reliance on the report of Caturano and Company, P.C. (formerly known as Vitale, Caturano & Company, P.C.), independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table summarizes the estimated expenses, other than underwriting commissions that we will incur in connection with this offering.

Amount
Securities and Exchange Commission registration fee	$3,610
Legal fees and expenses	5,500
Accounting fees and expenses	1,500
Miscellaneous	1,390
Total	$12,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our charter includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or
•	for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation also provides that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;
•	we may, to the extent authorized from time to time by our Board of Directors, indemnify our other employees and agents to the same extent that we indemnified our officers and directors; and
•
in the event we do not assume the defense in a legal proceeding, we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding common stock issued, warrants issued and stock options granted by the company within the past three years. Also included is the consideration, if any, we received and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Common Stock and Warrants

In April and June 2006, the company sold an aggregate of $6,075,000 principal amount of its 8% convertible debentures to 15 persons. In connection with such transaction, Ernest Aloi, a consultant, received 4,300 shares of common stock as a commission, representing 0.02% of the total shares then outstanding, at a price of $0.001 per share.  All of such investors were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On December 29, 2006, the company raised $1,118,180 in a private placement of 1,597,400 shares of common stock at a price of $0.70 per share. Included in those shares are an aggregate of 700,000 shares sold through the exercise of warrants. In addition, an aggregate of 897,400 shares were sold for cash otherwise than upon exercise of warrants. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On December 29, 2006, the company issued 50,000 shares through an option exercise at $0.07 per share.

On March 8, 2007, the company raised $3,004,505 in a private placement of 4,292,150 shares of common stock at a price of $0.70 per share. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On April 30, 2007, the company raised $1,120,000 in a private placement of 1,600,000 shares of common stock at a price of $0.70 per share. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On June 30, 2007, the company issued 100,000 shares of common stock through an option exercise at $0.07 per share. The purchaser was an accredited investor and such transaction was exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

From February 6, 2008 through December 23, 2008, the company raised $707,000 through the exercise of 1,010,000 warrants. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On February 24, 2009, the company sold to Daniel Barnett, a warrant to purchase shares of common stock for a purchase price of $10,500. The warrant, which expires on February 24, 2012, gives the investor the right but not the obligation to purchase 50,000 shares of the company’s common stock at an exercise price per share of $3.00. The purchaser was an accredited investor and such transaction was exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On April 23, 2009, the company raised $2,260,000 in a private placement of 1,076,190 shares of common stock at a price of $2.10 per share. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On July 24, 2009, the company raised $3,492,650 in a private placement of 1,663,167 shares of common stock at a price of $2.10 per share. The company also granted the investors the right to purchase additional shares of common stock at a purchase price of $3.10 per share by December 18, 2009. All of the purchasers were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

Restricted Stock Grants

On June 7, 2006, the company made restricted stock grants to 10 employees by permitting them to purchase an aggregate of 257,500 shares of common stock at a price of $0.001 per share. These transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On July 1, 2006, the company made restricted stock grants to 12 persons who were employees of, or otherwise associated with Tecogen Inc., by permitting them to purchase an aggregate of 876,800 shares of common stock at a price of $0.001 per share. These transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On October 4, 2006, the company made a restricted stock grant to one employee for 30,000 shares of common stock at a price of $0.001 per share. This transaction was exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

On February 20, 2007, the company made restricted stock grants to employees, directors and consultants by permitting them to purchase an aggregate of 737,000 shares of common stock, representing at a price of $0.001 per share. These transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

In December 2008, the company made a restricted stock grant to one employee by permitting him to purchase an aggregate of 40,000 shares of common stock at a price of $0.001 per share. Those shares have a vesting schedule of four years. This transaction was exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

8% Convertible Debentures

From April 15, 2006 to June 30, 2006, the company sold an aggregate of $6,075,000 principal amount of its 8% convertible debentures to an aggregate of 15 persons. The initial conversion price into common stock is $0.84. Total proceeds were approximately $5,425,000. In connection with such transaction, Ernest Aloi, a consultant, received 4,300 shares of common stock as a commission and R.F Lafferty & Co., Inc. received a cash commission $33,000. All of such investors were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(2) and/or Regulation D thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit
Number	Description

3.1	Certificate of Incorporation (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

3.2	By-laws (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

4.1	Form of Warrant (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

4.2	Warrant to Purchase Shares of Common Stock dated February 24, 2009 (incorporated by reference from the registrant’s current report on Form 8-K, filed with the SEC on February 26, 2009).

5.1	Opinion of William O. Flannery, Esq. (incorporated by reference from the company’s Form SB-2, as amended, originally filed with the SEC on June 27, 2007).

5.2#	Opinion of Sullivan & Worcester LLP dated September 2, 2009.

10.1	Audit Committee Charter (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.2	Compensation Committee Charter (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.3	American Distributed Generation Inc. 2001 Stock Incentive Plan (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.4	2005 Stock Incentive Plan (incorporated by reference from our definitive proxy statement for the 2008 Annual Meeting of shareholders originally filed with the SEC on April 29, 2008).

10.5
Facilities, Support Services and Business Agreement with Tecogen Inc. (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 22, 2006. Confidential treatment has been granted for portions of this document. The confidential portions have been omitted and have been filed separately, on a confidential basis, with the SEC).

10.6
Amendment to Facilities, Support Services and Business Agreement with Tecogen Inc. dated April 1, 2008 (incorporated by reference from the registrant’s Form 10-Q, filed with the SEC on May 14, 2008, for the quarter ended March 31, 2008).

10.7
Amendment No. 2 to Facilities, Support Services and Business Agreement with Tecogen Inc. dated May 15, 2008 (incorporated by reference from the registrant’s Form 10-K, originally filed, filed with the SEC on March 20, 2009).

10.8
Amendment No. 3 to Facilities, Support Services and Business Agreement with Tecogen Inc. dated January 2, 2009 (incorporated by reference from the registrant’s Form 10-K, originally filed, filed with the SEC on March 20, 2009).

10.9	Operating Agreement of American DG New York LLC (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 22, 2006).

10.10	Form of Energy Purchase Agreement (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.11	Form of 8% Senior Convertible Debenture Due 2011 (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.12#	Form of Subscription Agreement for private placement of common stock for American DG Inc.

10.13#	Debt Conversion Agreement with John N. Hatsopoulos dated April 1, 2006.

10.14#	Debt Conversion Agreement with George N. Hatsopoulos dated April 1, 2006.

10.15#	Form of Subscription Agreement for private placement of common stock for American Distributed Generation Inc.

10.16#	Form of Subscription Agreement for private placement of common stock for American DG Energy Inc.

10.17
Form of Warrant to purchase shares of common stock, dated February 24, 2009, entered into between the company and Daniel Barnett (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on February 26, 2009).

10.18	Form of Subscription Agreement for common stock (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on April 27, 2009).

10.19	Form of Subscription Agreement for common stock (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on July 27, 2009).

14.1	Code of Business Conduct and Ethics (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

16.1	Letter on change in certifying accountant (incorporated by reference from, the company’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

21.1	List of subsidiaries (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

23.1	Consent of William O. Flannery, Esq. (included in Exhibit 5.1).

23.2#	Consent of Caturano and Company, P.C.

24.1	Power of Attorney (included on signature page).

#   Filed herewith

(b)	Financial Statement Schedules. None

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the provisions described under “Indemnification of Directors and Officers” above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The company hereby undertakes that:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.
To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on September 30, 2009.

AMERICAN DG ENERGY INC.

By: /s/ JOHN N. HATSOPOULOS
John N. Hatsopoulos
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the company hereby constitute and appoint John N. Hatsopoulos, Barry J. Sanders and Anthony S. Loumidis, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GEORGE N. HATSOPOULOS	Chairman of the Board	September 30, 2009
George N. Hatsopoulos

/s/ JOHN N. HATSOPOULOS	Chief Executive Officer (Principal Executive Officer)	September 30, 2009
John N. Hatsopoulos

/s/ ANTHONY S. LOUMIDIS	Chief Financial Officer (Principal Financial	September 30, 2009
Anthony S. Loumidis	and Accounting Officer)

/s/ EARL R. LEWIS	Director	September 30, 2009
Earl R. Lewis

/s/ CHARLES T. MAXWELL	Director	September 30, 2009
Charles T. Maxwell

/s/ ALAN D. WEINSTEIN	Director	September 30, 2009
Alan D. Weinstein

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

3.2	By-laws (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

4.1	Form of Warrant (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

4.2	Warrant to Purchase Shares of Common Stock dated February 24, 2009 (incorporated by reference from the registrant’s current report on Form 8-K, filed with the SEC on February 26, 2009).

5.1	Opinion of William O. Flannery, Esq. (incorporated by reference from the company’s Form SB-2, as amended, originally filed with the SEC on June 27, 2007).

5.2#	Opinion of Sullivan & Worcester LLP dated September 2, 2009.

10.1	Audit Committee Charter (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.2	Compensation Committee Charter (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.3	American Distributed Generation Inc. 2001 Stock Incentive Plan (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.4	2005 Stock Incentive Plan (incorporated by reference from our definitive proxy statement for the 2008 Annual Meeting of shareholders originally filed with the SEC on April 29, 2008).

10.5
Facilities, Support Services and Business Agreement with Tecogen Inc. (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 22, 2006. Confidential treatment has been granted for portions of this document. The confidential portions have been omitted and have been filed separately, on a confidential basis, with the SEC).

10.6
Amendment to Facilities, Support Services and Business Agreement with Tecogen Inc. dated April 1, 2008 (incorporated by reference from the registrant’s Form 10-Q, filed with the SEC on May 14, 2008, for the quarter ended March 31, 2008).

10.7
Amendment No. 2 to Facilities, Support Services and Business Agreement with Tecogen Inc. dated May 15, 2008 (incorporated by reference from the registrant’s Form 10-K, originally filed, filed with the SEC on March 20, 2009).

10.8
Amendment No. 3 to Facilities, Support Services and Business Agreement with Tecogen Inc. dated January 2, 2009 (incorporated by reference from the registrant’s Form 10-K, originally filed, filed with the SEC on March 20, 2009).

10.9	Operating Agreement of American DG New York LLC (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 22, 2006).

10.10	Form of Energy Purchase Agreement (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.11	Form of 8% Senior Convertible Debenture Due 2011 (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

10.12#	Form of Subscription Agreement for private placement of common stock for American DG Inc.

10.13#	Debt Conversion Agreement with John N. Hatsopoulos dated April 1, 2006.

10.14#	Debt Conversion Agreement with George N. Hatsopoulos dated April 1, 2006.

10.15#	Form of Subscription Agreement for private placement of common stock for American Distributed Generation Inc.

10.16#	Form of Subscription Agreement for private placement of common stock for American DG Energy Inc.

10.17
Form of Warrant to purchase shares of common stock, dated February 24, 2009, entered into between the company and Daniel Barnett (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on February 26, 2009).

10.18	Form of Subscription Agreement for common stock (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on April 27, 2009).

10.19	Form of Subscription Agreement for common stock (incorporated by reference from the registrant’s current Form 8-K, originally filed with the SEC on July 27, 2009).

14.1	Code of Business Conduct and Ethics (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

16.1	Letter on change in certifying accountant (incorporated by reference from, the company’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

21.1	List of subsidiaries (incorporated by reference from the registrant’s Form 10-SB, as amended, originally filed with the SEC on November 2, 2006).

23.1	Consent of William O. Flannery, Esq. (included in Exhibit 5.1).

23.2#	Consent of Caturano and Company, P.C.

24.1	Power of Attorney (included on signature page).

#   Filed herewith